CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 811-21664) of Pioneer Series Trust III, and to the incorporation by reference of our report, dated October 27, 2017, on Pioneer Disciplined
Value Fund (one of the portfolios comprising the Pioneer Series Trust III) included in the Annual Reports to Shareholders for the fiscal year ended August 31, 2017.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
December 22, 2017